Exhibit (l)(1)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 27, 2023

AIP Alternative Lending Fund P (the “Fund”)

One Tower Bridge

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

Re:        Opinion of Counsel Regarding Issuance of Shares by the Fund (File Nos. 811-23266 and 333-262388)

Dear Ladies and Gentlemen:

We have acted as counsel to the Fund, a statutory trust organized under the laws of the State of Delaware, in connection with the registration of 1,372,894 shares of beneficial interest, $.001 par value (“Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). In such capacity, we have reviewed the Fund’s Registration Statement on Form N-2 under the 1933 Act and the Investment Company Act of 1940, as amended, as filed by the Fund with the Securities and Exchange Commission (the “Registration Statement”). We are familiar with the actions taken by the Fund and its Board of Trustees in connection with the organization of the Fund and the authorization, and the proposed issuance and sale, of Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have reviewed the Fund’s Agreement and Declaration of Trust, By-Laws and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act. This opinion may be incorporated by reference in any subsequent post-effective amendment to the Registration Statement filed by the Fund pursuant to Rule 462(b) under the 1933 Act in connection with an offering of Shares.

Very truly yours,

/s/ Dechert LLP
Dechert LLP